Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-275252 on Form S-3 and Registration Statements No. 333-273685, 333-240334 and 333-228687 on Form S-8 of our reports dated February 14, 2024 (June 4, 2024 as to the change in reportable segment measure described in Note 4), relating to the consolidated financial statements of Resideo Technologies, Inc. and subsidiaries (the “Company”), and our report dated February 14, 2024 relating to the effectiveness of the Company’s internal control over financial reporting, appearing in this Current Report on Form 8-K of Resideo Technologies, Inc. dated June 4, 2024.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
June 4, 2024